QEST CONSULTING GROUP, INC.
A Colorado corporation

East Coast Operations:

1200 North Federal Highway
Suite 200
Boca Raton, Florida 33432

International Operations:

Edificio Fundadores
Décimo Piso
Carrera 23 Número 32-28
Manizales, Caldas, Colombia170001

West Coast Operations:

4675 South Yosemite Street
Unit 204
Denver Colorado 8023

Contact Telephone Number: 1 561 210 8535
Website: cohttp://qestco.com/, email: information@qest.com

Hermann Burckhardt
President and Chief Executive Officer

Thomas Jaspers
Secretary, Treasurer and Chief Financial Officer

MEMORANDUM

To:	Puget Technologies, Inc.
From:	Guillermo Calvo Mahé, Strategic Analyst
Date:	October 17, 2020
References:	Retainer & Consulting Agreement dated October 16, 2020
Subject:	Summary and confirmation concerning initial recommendations.

Gentlemen:

This memorandum seeks to summarize and confirm a number of recommendations made to date by Qest Consulting Group, Inc., a Colorado corporation ("Qest") to its client and affiliate (as that term is defined for federal securities law purposes), Puget Technologies, Inc., a publicly held Nevada corporation ("Puget") subject to reporting requirements to the United States Securities and Exchange Commission (the "Commission") pursuant Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Context and Background of the Puget – Qest relationship

1. Qest and Puget are affiliates because they share officers, directors and shareholders and thus are subject to inherent conflicts of interest.

2. Puget has waived such conflicts of interest due to its current financial status and the assistance in the areas of Qest's expertise that it requires but cannot afford.

3. Qest, at the solicitation of the officers and directors that it shares with Puget, has agreed to enter into a retainer and consulting agreement with Puget, negotiated during the past several months and signed yesterday (the "Qest Consulting Agreement"), on terms significantly more favorable to Puget than otherwise extended to other clients by Qest, primarily in that required cash

payments involving fees will be accrued indefinitely until Puget, with the assistance of Qest, corrects its precarious current financial condition.

4. Qest has loaned Puget substantial sums in the past evinced by two 8% convertible promissory notes, the first in the aggregate original principal amount of $20,000 dated July 31, 2015 and a second in the aggregate original principal amount of $21,845 dated June 25, 2016, no payments on which have been ever made and the sum of approximately $6,000 has been recently loaned to Puget to make payments required for filing of the Puget annual reports with the state of Nevada due for 2020, for payments to Puget's registered agent for 2020, and to amend its articles of incorporation in the manner hereinafter recommended.

5. It is anticipated that Qest may make available additional loans to Puget required to implement the following recommendations and in each case, such loans will be demand loans yielding interest at the annual rate of 8%, as in the case of the promissory notes, but that as in the case of the fees due Qest under the Qest Consulting Agreement, payments will accrue and be deferred until Puget, with the assistance of Qest, corrects its precarious current financial condition.

6. Notwithstanding their status as affiliates, Qest and Puget are not to be considered as partners nor in any employer – employee relationship, and Qest is not a guarantor of any of Puget's duties or obligations.

Puget's Current Status

1. Puget's active business operations effectively ended during 2015, when it was left with approximately $1,641,975 in debts to a series of note holders described in the amended current report of current events on Commission Form 8-K filed on or about October 15, 2020 (the "Convertible Notes") and since that time, has incurred $515,279 in debts to its officers and directors for loans made and received and $1,696,000 in unpaid salaries, all of the foregoing not including accrued but unpaid interest.

2. Concurrently with recent unexplained market activity, several of the holders of the Convertible Notes have exercised conversion options reducing Puget's outstanding debt. In addition, Puget's current officers and directors have expressed a willingness, subject to assurances that they will not incur adverse tax consequences, to convert all of the debt currently owed to them by Puget, into equity in the form of a new class of convertible preferred stock suggested by Qest. The class of non-trading convertible preferred stock was suggested by Qest to avoid current dilution in Puget's common stock, and to assure that the subject officers and directors cannot reasonably be accused of engaging in "pump and dump" activities, as pejoratively referred to by the Commission, but rather, are involved with Puget on a long term basis with interests coincident with those of its stockholders.

3. Based on the unusual market activity in its common stock, Puget, at Qest's suggestion, issued two cautionary press releases and filed report on Form 8-K referenced above.

4. Due to its lack of capital, Puget has not filed required reports on Forms 10-Q and Form 10-K with the Commission since 2015, nor has it filed related state or federal tax returns.

5. Puget's only assets at present are its stockholder base, estimated at approximately 3,500 individuals and entities, its stock trading symbol, and the experience and contacts of its officers and directors, both of whom are affiliates of Qest.

Qest's Short Term Recommendations

1. First and foremost, Puget must correct any and all deficiencies in its corporate status with the State of Nevada and qualify to do business in the State of Florida. It must also increase its authorized capitalization sufficiently to permit full conversion of the Conversion Notes and designate a class of non-trading convertible preferred stock to be exchanged with its current officers and others in cancellation of existing debt. It is understood that the first recommendation above has been undertaken and the second is in process of being completed.

2. Second, Puget must become and thereafter remain current in its reporting obligations with the Commission. This requires significant internal record keeping review and reconstruction, especially in light of the death this year of Puget's prior legal counsel, John E. Lux of the city of Washington, DC and funds to pay for accounting, audits and legal review of the filings that Qest will assist in preparing. In this regard, it is suggested that Tom Jaspers immediately begin assembling the required data and prepare drafts of the non-financial statement portions of such reports. It is further suggested that if audits and reviews cannot be prepared quickly, the subject reports without such data be prepared and submitted to the Commission, noting the deficiencies. They may be rejected and certainly will not be enough, but something should be better than nothing. When the financial data is available, they will be amended. Puget will want to consult with practicing SEC counsel or auditors to assure no adverse unintended consequences occur. Qest has already commenced important assistance in this regard.

3. Third, concurrently with suggestion 2 above, Puget must become current with all its state and federal tax reporting and payment obligations.

4. Fourth, Puget must do all that it can to eliminate its current debt. In this regard, the largest debt holders, its own officers and directors, have indicated willingness to convert all of their existing debt provided all Convertible Notes are converted and all other creditors also convert their debt to the new class of convertible preferred stock. That is a good starting point. However, at least one Convertible Note holder has indicated an unwillingness to convert and demands payment of approximately $60,000 due it.

Intermediate Term Recommendations

1. Assuming the foregoing is accomplished, Puget will be what is known as a "clean shell" and a prime candidate for a reverse acquisition, however, that is not what Qest recommends given the talent and experience of its principals. Qest recommends three separate lines of business, all through subsidiaries:

   A. First, a special purpose acquisition company (SPAC);

   B. Second, a business development company pursuant to Sections 55 *et. seq.* of the Investment Company Act of 1940, as amended; and

C. Third, more generically, a series of development stage companies that Puget can help evolve into public companies, where for a year or two, they would be Puget controlled subsidiaries (51% owned) acquired in exchange for Puget stock, but their owners would have the option after a set time to exchange a major portion of the Puget stock they received to reacquire 31% of the 51% of the subsidiary stock owned by Puget, with 10% of the remaining stock retained and sold off by Puget and the remaining 10% spun out as a dividend to Puget stockholders. All shares to Puget stockholders would be registered under the Securities Act of 1933, as amended (the "Securities Act").

2. That is the business model we see as best suited to Puget in the intermediate term and believe it's attainment can be greatly assisted by Qest, which would be willing to enter into retainer and consulting agreements with each such subsidiary, providing assistance in all aspects of their operations through recruitment and possibly supervision of employees, officers, directors and professionals and third party contractors, as required, as well as assistance in obtaining required funding, *etc*.

As to the long term, that would be based on performance over the intermediate term and we have no current recommendations in that regard.

Conclusions

Puget must immediately implement the short term recommendations listed above. If it can do so, then its prospects seem very positive. If not, there is little if anything it can do except wind down and liquidate. If you have any questions, comments, observations, *etc*., please contact me or any of the Qest principals or advisors.

Looking forward to a mutually profitable and beneficial long term relationship, we are

Very truly yours

QEST CONSULTING GROUP, INC.

Guillermo (Bill) Calvo Mahé
BA, JD, LL.M. GCTS
Strategic Analyst